Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Northfield Bancorp Inc., and subsidiaries:
We consent to the use of our reports dated March 16, 2009 with respect to the consolidated balance sheets of Northfield Bancorp, Inc. and subsidiaries as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008 incorporated by reference herein.
/s/ KPMG LLP
Short Hills, New Jersey
April 1, 2009